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                                                                 DSP GROUP, INC.

                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

      NAME OF SUBSIDIARY             JURISDICTION OF INCORPORATION
-------------------------------    --------------------------------
1.  DSP Group Europe SARL                       France

2.  DSP Group Ltd.                              Israel

3.  Nihon DSP K.K.                              Japan

4.  RF Integrated Systems, Inc.             Delaware, U.S.

5.  VoicePump, Inc.                        California, U.S.

6.  DSPG Edinburgh Ltd.                        Scotland